Contact: John Asher (502)636-4586 (office) (502) 494-3626 (mobile) johna@kentuckyderby.com

   WEATHER, CONSTRUCTION CITED AS CHURCHILL DOWNS REPORTS
OVERALL DECLINES IN WAGERING, ATTENDANCE IN SPRING MEET

LOUISVILLE, KY. (July 6, 2004) – Adverse weather conditions and patron concerns over construction issues contributed to declines in attendance and overall wagering during Churchill Downs’ 2004 “Spring Meet Of Champions,” which concluded its run of 53 racing days on Monday, July 5.

        The results of the Spring Meet, which included the establishment of North American wagering records for the 130th Kentucky Derby among its highlights, also reflected an expansion of gaming competition in the historic track’s home market and escalating competition for horses from tracks in racing states where purses have been bolstered by revenues from slot machines and other alternative gaming.

        On-track wagering and attendance, both of which registered gains in the 52-day meet in 2003, declined in the just-completed session, the only Churchill Downs Spring Meet during which the track’s facilities will be limited because of its $121 million renovation. Wagering during the meet totaled $87,110,579, a drop of seven percent from last spring’s on-track betting of $93,682,160. Average daily wagering fell to $1,643,596, a decline of 8.8 percent from the previous spring’s average of $1,801,580. Spring Meet attendance totaled 633,616, a decline of 11.5 percent from 2003 attendance of 716,212. Daily average attendance during the meet dropped to 11,955, down 13.2 percent from the average of 13,773 from a year earlier.

        The on-track wagering and attendance totals include results from Trackside Louisville, which remained open through the spring because of the ongoing construction at Churchill Downs. The totals do not include Trackside Louisville OTB wagering and attendance numbers from Kentucky Oaks and Derby Days, April 30 and May 1, and Sunday, May 2.

        Total wagering on the Spring Meet, which had topped the $600 million mark for the first time in the 52-day meet in 2003, dropped by 8.1 percent to $596,332,284. Although that total reflects a decline, it is the second-largest figure for total betting on a Spring Meet in the track’s history. That total includes all money wagered on-track (including wholecard simulcasting at Churchill Downs and Trackside Louisville OTB) and at simulcast centers across North America. The daily average for total wagering was $11,251,553, a decline of 9.9 percent from the record 2003 average of $12,484,173.

        Off-track wagering during the 53 days of racing topped the $500 million mark for just the second time, but wagering in that area was also down due to inclement weather and competitive factors that contributed to smaller average field sizes. The off-track betting total for the meet was $509,221,705, a decrease of 8.3 percent from the record $555,494,823 that was wagered at simulcast outlets a year earlier. Average daily off-track betting stood at $9,607,957, a 10.1 percent drop from the previous spring’s average of $10,682,593.

        Total wagering included a Kentucky Derby Day in which wagering on the Derby and the day’s 12-race card established North American records for betting on a single event and an entire day of racing. Wagering on the Derby itself soared by 13 percent to nearly $88 million, and betting on the 12-race Derby Day card rose by two percent to nearly $143 million. Despite stormy weather on both Kentucky Oaks and Kentucky Derby Days, strong crowds turned out for both events. The Derby attracted 140,054 despite concerns about weather and construction – the largest wet-track attendance ever and the 10th largest crowd in Derby history. The Kentucky Oaks attracted 98, 445 – the sixth largest attendance in its history – despite wet weather.

        “Our ‘Spring Meet of Champions’ had many high points, and we thank our patrons, our horsemen and our staff for their remarkable efforts in the face of adversity throughout the meet,” said Steve Sexton, president of Churchill Downs. “The results of the meet reflect a mixture of short and long-term challenges facing our track. The short-term issues that affected the meet most were patron concerns over the impact of our renovation on their race-day experience and our unusually wet spring, which had a direct impact on the quality of the racing product that we offered to our on-track and simulcast patrons. But the declines reported in this meet also reflect the continuing impact of new competition in our market and our industry. Casino competition has been present in our home market since late 1998, and those competitors continue to grow and mature. There’s also new competition for both Churchill Downs and our Trackside Louisville OTB from a new off-track betting center located just across the Ohio River in Southern Indiana. And we continue to feel increasing pressure in the competition for horses from tracks located in states where revenues from slot machines have allowed purses to grow and attract horses from Churchill Downs and the entire Kentucky racing circuit.

        “Our renovation project will be completed next April, and we look forward to welcoming those fans and horsemen into a sparkling new facility for Kentucky Derby 131 and the 2005 Spring Meet,” Sexton continued. “But even as we look to the excitement that will surround the opening of the new clubhouse next spring, those long-term competitive pressures within our home market and our industry will continue to create major concerns for the health and vitality of racing at Churchill Downs.”

        Race purses for the 2004 Spring Meet remained among the highest in American racing and rose from the previous year’s 52-day spring session. Purses paid during the Spring Meet totaled $24,463,392 – an increase of 7.4 percent from $22,787,900 offered the previous spring. Daily purses averaged $461,573 – an increase of 5.3 percent from the 2003 average of $438,229.

While purses rose, the average number of starters per race fell to 8.50. Races at the 2003 Spring Meet averaged 8.89 starters per race, but the 2004 figure was close to the 8.53 starters per race recorded in the 2002 Spring Meet.

2004 vs. 2003 Spring Meet Comparative Totals
	2004	2003	% Change
Attendance
Total	633,616	716,212	(11.5%)
Daily Avg	11,955	13,773	(13.2%)
On-Track Wagering
Total	$ 87,110,579	$ 93,682,160	(7.0%)
Daily Avg	$ 1,643,596	$ 1,801,580	(8.8%)
Off-Track Wagering
Total	$509,221,705	$555,494,823	(8.3%)
Daily Avg	$ 9,607,957	$ 10,682,593	(10.1%)
Combined Total
Total	$596,332,284	$649,176,983	(8.1%)
Daily Avg	$ 11,251,553	$ 12,484,173	(9.9%)

        Churchill Downs, the world’s most legendary racetrack, has conducted Thoroughbred racing and presented America’s greatest race, the Kentucky Derby, continuously since 1875. Located in Louisville, the flagship racetrack of Churchill Downs Incorporated (Nasdaq: CHDN) also operates Trackside Louisville, an off-track betting and training facility. Churchill Downs will conduct the 131st running of the Kentucky Derby on May 7, 2005. The track’s 2004 Fall Meet will is scheduled for Oct. 31 through Nov. 27. Churchill Downs has served as host to the Breeders’ Cup World Thoroughbred Championships a record five times. Information about Churchill Downs can be found on the Internet at www.churchilldowns.com.

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